Exhibit 10.1

AMENDMENT NO. 3

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”) is made as of February 21, 2014, by and among WINMARK CORPORATION, WIRTH BUSINESS CREDIT, INC., WINMARK CAPITAL CORPORATION and GROW BIZ GAMES, INC. (each of the foregoing are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), THE PRIVATEBANK AND TRUST COMPANY (the “Administrative Agent” and a “Lender”), and BMO HARRIS BANK N.A. (formerly known as HARRIS N.A.) (also a “Lender”).

RECITALS:

A.                                    The Loan Parties, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of July 13, 2010, as amended prior to the date hereof (the “Credit Agreement”).

B.                                    Winmark Corporation (the “Company”) has informed the Administrative Agent and the Lenders that the Company desires to declare and pay a special dividend to its shareholders in an amount equal to $5.00 per share of common stock (which dividend amount will be paid partially from the proceeds of a revolving loan under the Credit Agreement, and partially from cash on hand) on or about the date hereof (the “2014 Special Dividend”).

C.                                    The Company has requested that the Administrative Agent and the Lenders consent to the 2014 Special Dividend, and the Administrative Agent and the Lenders are willing to so consent, as provided herein.

D.                                    The Loan Parties, the Administrative Agent and the Lenders desire to further amend the Credit Agreement as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definitions.  Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.

2.                                      Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)                                 The definition of “Applicable Margin” appearing in such Section is hereby amended and restated in its entirety to read as follows:

“Applicable Margin”:  For any day, a rate per annum of (i) for LIBOR Loans, 2.25%, (ii) for Base Rate Loans, 0.00% or (iii) for Fixed Rate Loans, 2.25%.

(b)                                 The definition of “Termination Date” appearing in such Section is hereby amended and restated in its entirety to read as follows:

“Termination Date”:  The earlier to occur of (a) February 28, 2018, or (b) such other date on which the Commitment terminates pursuant to Section 13.

3.                                      Amendment of Section 11.4.  Section 11.4 of the Credit Agreement is hereby amended, by amending and restating clause (ii) appearing in such section in its entirety to read as follows:

(ii) the Company may purchase or redeem any of its Capital Securities, and may pay regular dividends (defined to be dividends paid in any fiscal year not to exceed $3,000,000 in the aggregate) with respect to its Capital Securities, so long as, in each case, after giving effect to such purchase, redemption or regular dividend the Company will remain in compliance with all the financial ratios and restrictions set forth in Sections 11.15, 11.16 and 11.17, as certified by the Company in form and substance satisfactory to Agent and the Required Lenders;

4.                                      Amendment of Section 11.15.  Section 11.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.15                 Tangible Net Worth.  Not permit the Tangible Net Worth of the Company and the Subsidiaries to be:

(a)                                 as of February 1, 2014, less than the sum of Twenty Million Dollars ($20,000,000) plus fifty percent (50%) of the net income for the fiscal month then ended, if positive; and

(b)                                 as of the last day of each fiscal month following the fiscal month ended February 1, 2014, the sum of the minimum Tangible Net Worth from the immediately preceding fiscal month plus fifty percent (50%) of the net income of the fiscal month then ended, if positive.

Notwithstanding the foregoing, the parties acknowledge and agree that effect of the 2014 Special Dividend (as such term is defined in the Amendment No. 3 to Credit Agreement,

dated February 25, 2014 among the parties) (the “2014 Special Dividend”) shall be excluded in the foregoing covenant calculation.

5.                                      Amendment of Section 11.16.  Section 11.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.16                 Debt Service Coverage.  As of the end of each fiscal month and on a trailing twelve month basis, not fail to maintain a ratio of (i) the sum of (a) EBITDA of the Loan Parties, minus (b) capital expenditures of the Loan Parties, minus (c) cash taxes of the Loan Parties, and minus (d) regular dividends (defined to be dividends paid in any year not to exceed $3,000,000 in the aggregate, but expressly excluding any special dividends) and other non-dividend distributions of the Company, divided by (ii) the sum of (x) scheduled principal payments of Debt of the Loan Parties paid or due and payable on or before the last day of such period (other than Fixed Rate Loans), plus (y) total cash interest expense (including leasing related cash interest expense) on Debt of the Loan Parties, of not less than 2.50.

6.                                      Consent to 2014 Special Dividend.  Pursuant to Section 11.4 of the Credit Agreement, the Administrative Agent and the Lenders hereby consent to the declaration and payment of the 2014 Special Dividend, provided that at the time of such dividend payment no Unmatured Event of Default or Event of Default then exists or could result therefrom (after taking into account the effect of this Amendment).

7.                                      Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed by the Loan Parties and the Lenders.

(b)                                 The Administrative Agent shall have received such officer’s certificate and related certificates of good standing and organizational documents, in each case respecting the Loan Parties, as the Administrative Agent may request.

(c)                                  The Administrative Agent shall have received (for the ratable benefit of the Lenders) an amendment fee in the aggregate amount equal to $50,000, which shall be non-refundable.

8.                                      Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders as follows:

(a)                                 The execution, delivery and performance by the Loan Parties of this Amendment and any other documents required to be executed and/or delivered by the Loan Parties by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Loan Parties’ organizational documents, any agreement binding on or applicable to the Loan Parties or any of their property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Loan Parties or of any of their property and will not result in the creation or imposition of any Lien in or on any of their property pursuant to the provisions of any agreement applicable to the Loan Parties or any of their property, other than Liens in favor of the Administrative Agent.

(b)                                 Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof, as though made on the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

(c)                                  There does not exist any Unmatured Event of Default or Event of Default.

9.                                      No Waiver.  This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Unmatured Event of Default or Event of Default whether known to the Administrative Agent and/or the Lenders, or unknown, as to which all rights and remedies of the Administrative Agent and the Lenders shall remain reserved.

10.                               Binding Nature of Loan Documents.  Each Loan Party acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature.  Each Loan Party hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement, as amended hereby, and each other Loan Document.

11.                               Reference to the Loan Documents.  From and after the date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.

12.                               Release.  Each Loan Party hereby releases, acquits, and forever discharges each of the Administrative Agent and the Lenders and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.  The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns.

13.                               Estoppel.  Each Loan Party represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which any Loan Party may have or claim to have against the Administrative Agent and/or the Lenders, which might arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.

14.                               Expenses.  Without in any way limiting the generality of Section 16.5 of the Credit Agreement, the Loan Parties, jointly and severally, hereby agree to pay to the Administrative Agent all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with this Amendment, the Credit Agreement and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment.

15.                               Captions.  The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.

16.                               Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

17.                               No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature pages follow.]

THE PARTIES HAVE EXECUTED this Amendment No. 3 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

LOAN PARTIES:
WINMARK CORPORATION

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	President

WIRTH BUSINESS CREDIT, INC.

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Treasurer

WINMARK CAPITAL CORPORATION

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Treasurer

(Signatures continue on next page.)

ADMINISTRATIVE AGENT

AND A LENDER:

THE PRIVATEBANK AND TRUST COMPANY

	By:	/s/ Scott W. Kemper
	Name:	Scott W. Kemper
	Title:	Managing Director

A LENDER:	BMO HARRIS BANK N.A. (f/k/a Harris N.A.)

	By:	/s/ Philip P. Krump
	Name:	Philip P. Krump
	Title:	Director